Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 21, 2010 with respect to the consolidated financial statements of Equity Capital Management, L.L.C., as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and our report dated July 21, 2010, with respect to the balance sheet of ECM Realty Trust, Inc. as of July 12, 2010, in the Registration Statement on Form S-11 and related Prospectus of ECM Realty Trust Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Chicago,Illinois

August 24, 2010